Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—January 2004

Series		1996-C *
	Deal Size	$271.50 MM
	Expected Maturity	02/16/04

Yield		15.63%
Less:	Coupon	1.96%
	Servicing Fee	1.15%
	Net Credit Losses	8.07%
	Excess Spread:
	January-04	4.45%
	December-03	1.85%
	November-03	2.63%
	Three month Average Excess Spread	2.98%

	Delinquency:
	30 to 59 days	2.03%
	60 to 89 days	1.48%
	90 + days	3.30%
	Total	6.81%

	Payment Rate	12.32%